UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2014

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on November 10, 2014, Dendreon Corporation (the “Company”) and its wholly owned subsidiaries, Dendreon Holdings, LLC, Dendreon Distribution, LLC and Dendreon Manufacturing, LLC (collectively, together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On November 9, 2014, as previously disclosed, the Debtors and (i) certain holders representing approximately 47.8% and (ii) certain other holders representing approximately 35.9% (collectively, the “Supporting Noteholders”) of the outstanding principal amount of the Company’s 2.875% Convertible Senior Notes due 2016 (the “2016 Notes”) entered into two separate Plan Support Agreements (the “Original PSAs”). Under the terms of the Original PSAs, the parties agreed to work to effectuate a restructuring of the Debtors’ obligations pursuant to a stand-alone plan of reorganization in Chapter 11 under which holders of the 2016 Notes would receive new shares of common stock in the reorganized Company (the “Reorganized Company”), subject to the outcome of the competitive process contemplated in the Original PSAs (the “Competitive Process”).

Following the commencement of the Chapter 11 Cases, an Official Committee of Unsecured Creditors (the “Creditors’ Committee”) was formed and requested certain modifications to the terms and conditions of the Original PSAs. The Debtors, the Supporting Noteholders and the Creditors’ Committee negotiated in good faith with respect to such modifications, and on December 15, 2014, the Debtors and the Supporting Noteholders executed Amended and Restated Plan Support Agreements (the “Amended and Restated PSAs”).

The Amended and Restated PSAs amend the Original PSAs to: (i) revise, from 35 days following the commencement date of the Chapter 11 Cases to December 18, 2014, the deadline by which the Debtors must obtain an order of the Bankruptcy Court approving the Amended and Restated PSAs and the Bidding Procedures (as defined below), which date was subsequently extended to December 23, 2014 by agreement of the parties; (ii) clarify certain terms relating to reimbursement by the Debtors of the costs and fees incurred by the Supporting Noteholders; (iii) revise the Plan Term Sheet (the “Plan Term Sheet”) attached as an exhibit thereto to (x) provide for comprehensive mutual release, indemnification and exculpation of the Creditors’ Committee, (y) provide for minority investor protections in the constituent documents of the Reorganized Company as warranted and (z) clarify that it is the intention of the parties that the Reorganized Company be a private company with no obligations to file reports with the Securities and Exchange Commission; and (iv) revise Exhibit 1 to the Plan Term Sheet to provide that holders of general unsecured claims, other than those based on the 2016 Notes, shall receive either (x) shares of new common stock of the Reorganized Company on a pro rata basis with the holders of the 2016 Notes or (y) cash in an amount not to exceed 100% of the amount of their allowed claims plus interest, as further described in the Plan Term Sheet.

The foregoing description of the amendments to the Original PSAs is qualified in its entirety by reference to the Amended and Restated PSAs, which are attached hereto as Exhibits 10.1 and 10.2 respectively and are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a hearing held on December 17, 2014 (the “December 17th Hearing”), the Bankruptcy Court entered an order (the “KEIP Order”) approving the implementation of the Company’s Key Employee Incentive Plan (the “KEIP”).

The KEIP provides select key employees of the Company with incentive payments on the achievement of specified goals in connection with certain restructuring events of the Company. If a Payment Event (as described below) occurs, the Company will pay to each participant a cash bonus, the amount of which is based on the cash, net of all incurred but unpaid fees and expenses, available for distribution to the Company’s prepetition creditors following the restructuring event (the “Distributable Value”). A participant must be employed by the Company as of the date of the Payment Event, subject to certain exceptions, to receive a bonus. The aggregate amount payable to all participants under the KEIP will not exceed $3,092,871 and no amounts will be paid if the amount available for distribution to creditors does not exceed a minimum threshold. Gregory R. Cox, Interim Chief Financial Officer and Treasurer of the Company, is a participant in the KEIP and he is eligible for a bonus of up to $540,000, if the maximum performance thresholds are achieved.

The term “Payment Event” means the earlier of (a) the effective date of a confirmed plan of reorganization if (i) in the case of a plan of reorganization pursuant to which substantially all of the reorganized equity interests of the Company are distributed to the unsecured creditors, the debtors have at least $50 million of Distributable Value (the “Stand-Alone Plan”) or (ii) in the case of the consummation of a sale or disposition by the debtors of all or substantially all of their assets in an asset sale transaction authorized under Section 363 of the Bankruptcy Code to a third party approved by the Bankruptcy Court (a “Qualifying Sale”), the debtors have Distributable Value of at least $325 million or (b) on the 90th day following the consummation of a Qualifying Sale with Distributable Value of at least $325 million. The minimum threshold in the case of a Stand-Alone Plan is a Distributable Value of $50 million and in the case of a Qualifying Sale is a Distributable Value of $325 million. The maximum threshold in the case of a Stand-Alone Plan is a Distributable Value of $345 million and in the case of a Qualifying Sale is a Distributable Value of $620 million.

The foregoing description of the KEIP is qualified in its entirety by reference to the KEIP itself, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

At the December 17th Hearing, the Bankruptcy Court also entered an order (the “Bidding Procedures Order”) that, among other matters, (i) established the bidding procedures (the “Bidding Procedures”) proposed to be employed with respect to the Competitive Process, (ii) established procedures for the Debtors to enter into a stalking horse agreement in connection with the Competitive Process, (iii) established procedures relating to the assumption and assignment of certain executory contracts and unexpired leases, including notice of proposed cure amounts and (iv) set a date for the proposed auction (the “Auction”) for the sale of all or substantially all of the Debtors’ non-cash assets (the “Sale Transaction”) and scheduled the hearing (the “Sale Hearing”) to approve the Sale Transaction.

Pursuant to the Bidding Procedures Order, Qualified Bids (as defined in the Bidding Procedures) must be received in writing on or before January 27, 2015 at 5:00 p.m. (prevailing Eastern Time) or such earlier date as may be agreed to in accordance with terms of the Bidding Procedures. Until December 29, 2014, the Debtors may determine to select a Qualified Bid of a Qualified Bidder (as defined in the Bidding Procedures) to be a stalking horse bid and finalize a purchase agreement with such stalking horse bidder. The Auction is scheduled for February 3, 2015, and the Sale Hearing is scheduled for February 5, 2014.

The Bidding Procedures Order is attached hereto as Exhibit 99.1.

The Bankruptcy Court also entered an order at the December 17th Hearing (i) authorizing the Company to seek approval of a stipulation of settlement in the Delaware Chancery Court relating to the stockholder derivative litigation involving the Company that is currently pending in Washington state and federal courts and the Delaware Chancery Court (such litigation, the “Stockholder Litigation”), (ii) authorizing the advancement and reimbursement of defense costs and other loss related to the Stockholder Litigation and (iii) authorizing the advancement and reimbursement of defense costs and other loss related to certain other matters by certain of the Company’s insurers.

Cautionary Statements Regarding the Chapter 11 Cases

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Cases will be highly speculative and will pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Cases. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation will likely result in holders of the Company’s capital stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan.

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this Current Report and the exhibits hereto may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report and the exhibits hereto that are not statements of historical fact and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this Current Report and the exhibits hereto should be considered forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions are often used to identify forward-looking statements. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties, including, among others, the potential adverse impact of the Chapter 11 Cases on the Company’s liquidity or results of operations, changes in the Company’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to the Company’s operations, the outcome or timing of the Chapter 11 process and the proposed stand-alone restructuring, asset sale or plan sale (including the occurrence or likelihood of qualified bids or an auction), the effect of the Chapter 11 Cases or proposed stand-alone restructuring, asset sale or plan sale on the Company’s relationships with third parties, regulatory authorities and employees, proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed stand-alone restructuring, asset sale or plan sale, Bankruptcy Court approval or other conditions or termination events in connection with the proposed stand-alone restructuring, asset sale or plan sale, and the timing or amount of any distributions to the Company’s stakeholders. For a discussion of some of the additional risks and important factors that the Company believes could cause actual results or events to differ from the forward-looking statements that it makes, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results or events to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Current Report or the exhibits hereto. Any forward-looking statements speak only as of the date of this Current Report. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information Regarding the Chapter 11 Cases

Information about the Chapter 11 process, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/dendreon or 844-794-3479. Information contained on, or that can be accessed through, such web site or the Bankruptcy Court’s web site is not part of this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1	Amended and Restated Plan Support Agreement, effective December 17, 2014, by and among the Company and its subsidiaries signatory thereto and the holders of the Company’s 2016 Notes signatory thereto

10.2	Amended and Restated Plan Support Agreement, effective December 17, 2014, by and among the Company and its subsidiaries signatory thereto and certain funds managed by Deerfield Management Company, L.P. signatory thereto

10.3	Dendreon Corporation Key Employee Incentive Plan

99.1	Bidding Procedures Order, entered December 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: December 19, 2014	By:	/s/ Robert L. Crotty
		Name:	Robert L. Crotty
		Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Plan Support Agreement, dated as of December 17, 2014, by and among the Company and its subsidiaries signatory thereto and the holders of the Company’s 2016 Notes signatory thereto

10.2	Amended and Restated Plan Support Agreement, dated as of December 17, 2014, by and among the Company and its subsidiaries signatory thereto and certain funds managed by Deerfield Management Company, L.P. signatory thereto

10.3	Dendreon Corporation Key Employee Incentive Plan

99.1	Bidding Procedures Order, entered December 17, 2014